Securities and Exchange Commission
Mail Stop 3561
CF/AD11
100 F St. NE
Washington, DC 20549-3561

									October 20, 2005


Mr. Dennis F. Strigl
President and Chief Executive Officer
Cellco Partnership
180 Washington Valley Road
Bedminster, NJ 07921

	Re:	Cellco Partnership
      Form 10-K for Fiscal Year Ended December 31, 2004
      Filed March 14, 2005
		File No. 333-92214

Dear Mr. Strigl:



	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.



								Sincerely,



								Larry Spirgel
								Assistant Director
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Mr. Dennis F. Strigl
President and Chief Executive Officer
Cellco Partnership
September 1, 2005
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